Calculation of Filing Fee Tables

Form S-1/A
(Form Type)

Salona Global Medical Device Corporation
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Share(3)(4)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common shares to be offered for resale by selling shareholders	457(c)	18,414,582	$0.59	$10,842,111.25	$92.70 per $1,000,000	$1,005.06

Total Offering Amounts	$10,842,111.25	$1,005.06
Total Fee Previously Paid		924.50
Total Fee Offsets		-
Net Fee Due		$ 80.56